Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2009 RESULTS
Second Quarter Net Revenue Increases 14% to $97.7 million
Second Quarter Diluted EPS of $0.13
Vancouver, Canada — September 10, 2009 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the thirteen weeks ended August 2, 2009.
For the thirteen weeks ended August 2, 2009:
•	Net revenue increased 14% to $97.7 million from $85.5 million for the second quarter of fiscal 2008. Net revenue from corporate-owned stores was $85.1 million, an increase of 9% from $78.3 million for the second quarter of fiscal 2008, with a comparable-store sales decline of 2% on a constant-dollar basis compared to the second quarter of fiscal 2008.
•	Gross profit as a percentage of net revenue decreased to 46.2% from 51.9% of net revenue in the second quarter of fiscal 2008.
•	Income from operations was $14.3 million, or 14.7% of net revenue, compared to $15.5 million, or 18.2% of net revenue, in the second quarter of fiscal 2008.
•	Diluted earnings per share was $0.13 on net income of $9.2 million, compared to diluted earnings per share of $0.16 on net income of $11.1 million in the second quarter of fiscal 2008.
For the twenty-six weeks ended August 2, 2009:
•	Net revenue increased 10% to $179.4 million from $162.4 million for the same period of fiscal 2008. Net revenue from corporate-owned stores was $158.0 million, an increase of 7% from $147.7 million for the same period of fiscal 2008, with a comparable-store sales decline of 5% on a constant-dollar basis compared to the first two quarters of fiscal 2008.
•	Gross profit as a percentage of net revenue decreased to 44.7% from 52.6% of net revenue in the first two quarters of fiscal 2008.
•	Income from operations was $24.2 million, or 13.5% of net revenue, compared to $27.5 million, or 16.9% of net revenue, in the first two quarters of fiscal 2008.
•	Diluted earnings per share was $0.22 on net income of $15.8 million, compared to diluted earnings per share of $0.27 on net income of $19.6 million in the first two quarters of fiscal 2008.
The Company ended the quarter with $83.8 million in cash and cash equivalents as compared to $56.8 million at the end of fiscal 2008. Inventory at the end of the quarter totaled $46.5 million as compared to $52.1 million at the end of fiscal 2008.
Christine Day, lululemon’s CEO stated: “At the halfway mark of 2009, we are very pleased with the improving sales momentum in our business, which we believe demonstrates the power of our brand as well as our innovative product offerings, effective market strategy and strength of our management team. Our strong community relationships and focus on healthy lives combined with a continuous flow of well designed, functional, high-quality merchandise is creating a justifiable purchase even to the cautious consumer.” Ms. Day continued, “We were also able to improve our gross margin sequentially over the first quarter. This rebound was a result of better same-store sales, our enhanced systems, and an operating model that is allowing us to operate with leaner inventory and therefore gain market share without resorting to markdowns.”
Updated Guidance
For the third quarter of fiscal 2009 we expect comparable-store sales to be relatively flat on a constant-dollar basis compared to the third quarter of fiscal 2008. We anticipate reported net revenue to be in the range of $95 million to $100 million for the quarter, and diluted earnings per share in the range of $0.11 to $0.13 for the quarter. This assumes a tax rate of 35% and 70.6 million diluted weighted-average shares outstanding.
Creating components for people to live longer, healthier and more fun lives

Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 10, 2009, at 9:00 AM Eastern Time. Investors interested in participating in the call are invited to dial (888) 417-8516 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a U.S. Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter by quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 and in our subsequent reports on Form 10-Q filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Creating components for people to live longer, healthier and more fun lives

Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Evan Goetz/Diane Zappas
FD
212-850-5600
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts
(Unaudited)

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 2, 2009	August 3, 2008	August 2, 2009	August 3, 2008

Net revenue	$97,721	$85,484	$179,401	$162,424
Costs of goods sold	52,557	41,108	99,213	76,947

Gross profit	45,164	44,376	80,188	85,477
As a percent of net revenue	46.2%	51.9%	44.7%	52.6%
Selling, general and administrative expenses	30,832	28,832	56,003	57,987
As a percent of net revenue	31.6%	33.7%	31.2%	35.7%

Income from operations	14,332	15,544	24,185	27,490
As a percent of net revenue	14.7%	18.2%	13.5%	16.9%
Other income, net	23	211	101	489

Income before income taxes	14,355	15,755	24,286	27,979
Provision for income taxes	5,111	3,415	8,524	7,169

Net income from continuing operations	$9,244	$12,340	$15,762	$20,810
Net loss from discontinued operations	—	(1,192)	—	(1,186)
Net income	$9,244	$11,148	$15,762	$19,624

Basic earnings (loss) per share:
Continuing operations	$0.13	$0.18	$0.22	$0.31
Discontinued operations	—	(0.02)	—	(0.02)

Net basic earnings per share	$0.13	$0.16	$0.22	$0.29
Diluted earnings (loss) per share:
Continuing operations	$0.13	$0.18	$0.22	$0.29
Discontinued operations	—	(0.02)	—	(0.02)

Net diluted earnings per share	$0.13	$0.16	$0.22	$0.27
Weighted–average outstanding:
Basic	69,948	68,107	70,176	67,892
Diluted	70,401	70,376	70,473	70,800
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	August 2, 2009	February 1, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$83,797	$56,797
Inventories	46,542	52,051
Other current assets	12,393	8,140

Total current assets	142,732	116,988
Property and equipment, net	61,265	61,662
Intangible assets, net	8,525	8,160
Deferred income taxes and other assets	13,304	24,826

Total assets	$225,826	$211,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,073	$5,269
Other current liabilities	32,195	37,933
Income taxes payable	—	2,133

Total current liabilities	35,268	45,335
Deferred income taxes and other non-current liabilities	13,479	11,459
Stockholders’ equity	177,079	154,842

Total liabilities and stockholders’ equity	$225,826	$211,636

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands
(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	August 2, 2009	August 3, 2008
Cash flows from operating activities
Net income from continuing operations	$15,762	$20,810
Items not affecting cash	12,885	5,876
Other, including net changes in other non-cash balances	482	(15,544)

Net cash provided by operating activities	29,129	11,142
Net cash used by investing activities	(6,303)	(22,081)
Net cash provided by financing activities	171	2,994
Effect of exchange rate changes on cash	4,003	(865)

Increase (decrease) in cash and cash equivalents from continuing operations	27,000	(8,810)
Cash and cash equivalents from continuing operations, beginning of period	56,797	52,545

Cash and cash equivalents from continuing operations, end of period	$83,797	$43,735

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes

	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 2, 2009	August 3, 2008
	% Change	% Change
Comparable-store sales (GAAP)	(10)%	18%
Increase (decrease) due to foreign exchange rate changes	8%	(5)%

Comparable-store sales in constant dollars	(2)%	13%
Creating components for people to live longer, healthier and more fun lives